Exhibit 10.4

December 16, 2008

PERSONAL AND CONFIDENTIAL

Kenneth J. Witkin

c/o CBRE Realty Finance, Inc.

185 Asylum Street

City Place I, 31st Floor

Hartford, CT 06880

Re: Terms of Employment

Dear Ken:

This letter agreement (the “Letter Agreement”) is to confirm the terms of your employment as President and Chief Executive Officer of Realty Finance Corporation (“RFC” or the “Company”), formerly known as CBRE Realty Finance, Inc.

1. Employment; Term; Position.

The term of your employment will commence on January 1, 2009 (the “Commencement Date”) and will end on the day prior to the third anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 3 below (the “Employment Term”); provided, however, that commencing on the third anniversary of the Commencement Date and on each anniversary thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such automatic extension date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end on the next anniversary of the Commencement Date. You will serve as President and Chief Executive Officer, with the primary responsibility for overseeing the day-to-day operations of the Company. You will report to the Board (as defined below), whose Chairman is Ray Wirta. You will continue to be a member of the Board. Your primary place of employment will be the Company’s offices in Hartford, Connecticut. You agree to devote substantially all of your business time to the performance of your duties.

2. Compensation.

(a) Base Salary. With respect to compensation for your employment with the Company, you will receive a base salary at the rate of $600,000 per annum, payable in accordance with the normal payroll practices of the Company.

(b) Bonus. You will receive an annual bonus in an initial target amount of $600,000, based upon achievement of such individual and corporate performance criteria as shall be mutually agreed between you and the Company by January 31 of each year for that year, which bonus shall be paid between January 1 and February 15 of each year for the prior year’s performance. In addition, the Company agrees to pay a bonus installment with respect to your 2008 performance, in the gross amount of $133,000, no later than February 9, 2009.

(c) Equity Awards. Effective on the Commencement Date, you will be awarded 120,000 restricted shares of the common stock of the Company (the “Shares”) and options to purchase 43,000 shares of the common stock of the Company (the “Options”) under the Company’s 2005 Equity Incentive Plan (the “Stock Plan”). On each anniversary of the Commencement Date for three years, provided your employment has not been terminated for Cause (as defined below) or voluntarily by you, one-third of the Shares shall become vested and one-third of the Options shall become exercisable, such that all of the shares shall be vested and all of the Options shall be exercisable as of the third anniversary of the Commencement Date if your employment has not been terminated for Cause or voluntarily by you.

(d) Benefits. You will be entitled to participate in the Company’s employee benefit plans and programs that are available to senior executives of the Company.

(e) Business Expenses; Auto and Housing Allowances. The Company will pay or reimburse you for all reasonable business-related expenses you incur in connection with the performance of your duties in accordance with its policies. You will receive an automobile allowance in the amount of $8,700 per year payable in twenty-six equal installments during the year. You will receive a housing allowance in the amount of $57,000 per year payable in twenty-six equal installments during the year. With respect to any such expense payments or reimbursements which are not otherwise excludable from your gross taxable income, to the extent required to comply with the provisions of Section 409A of the Code (as defined below) and the regulations of the Treasury and applicable guidance of the Internal Revenue Service thereunder (together, “Section 409A”), no payment or reimbursement of expenses incurred by you during any taxable year shall be made after the last day of the following taxable year, the right to payment or reimbursement of any such expenses shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for payment or reimbursement during any taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

3. Termination of Employment.

(a) Your employment with the Company may be terminated at any time, for any reason or no reason, subject to the provisions of this Paragraph 3.

(b) Termination Without Cause, or Resignation for Good Reason or in Connection With a Change in Control. Upon a termination by the Company without Cause (as defined below), a resignation by you for Good Reason (as defined below), or a resignation by you within one year of a Change of Control (as defined in the Stock Plan), you shall be entitled to receive the following:

(i) Any earned but unpaid Base Salary through the date of your termination;

(ii) Such employee benefits, if any, as to which you may be entitled under the terms of the applicable employee benefit plans of the Company, payable at the time(s) set forth in such plans (the amounts described in clauses (i) through (ii) herein being referred to as the “Accrued Rights”);

(iii) Subject to your continued compliance with the provisions of the Continuing Obligations (as defined below), and your execution, delivery and non-revocation of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A, payment of a lump sum in the amount of one year’s salary plus $600,000 (the “Severance Payment”) on the 55th day following the date of your termination; and

(iv) To the extent your rights to receive the Shares and the Options have not otherwise fully vested, an additional one-third of the Shares shall immediately vest and an additional one-third of the Options shall immediately become exercisable.

(c) Termination for Death or Disability. In the event of any termination of your employment with the Company due to your death or disability (as defined below), you (or your estate or legal representative, as the case may be), shall be entitled to the Accrued Rights through the date of termination and to payment of a bonus for the year during which the termination occurs, pro-rated to the date of termination and payable in accordance with Paragraph 2(b) above, and all of the Shares shall immediately vest and all of the Options shall immediately be exercisable by you or by your estate or legal representative, as the case may be.

(d) Termination for Other Reasons. In the event of any termination of your employment with the Company for any reason not set forth in Paragraph 3(b) or 3(c), you (or your estate or legal representative, as the case may be) shall be entitled to the Accrued Rights through the date of termination. Notwithstanding anything herein to the contrary, you will not receive any Severance Payment or accelerated vesting if your employment is terminated for Cause or if you resign voluntarily. In the event that the Company goes private, whereby its outstanding shares are purchased by an individual, group of individuals and/or private investors, and provided that you are offered a position in the private entity substantially equivalent to the position of President and Chief Executive Officer of the Company (in terms of title, authority, duties, responsibilities, compensation, benefits and severance), such circumstance shall not be considered a termination from the Company without Cause, and shall not entitle you to the Severance Payment or accelerated vesting of equity interests as set forth in Paragraph 3(b) of this Letter Agreement.

(e) Upon any termination of your employment with the Company, you shall not be under any obligation to seek other employment in order to receive the Severance Payment or any other benefit in connection with the termination. Upon cessation of your employment with the Company for any reason, you agree to resign, as of the date of such termination and to the extent applicable, from any board of directors or committees of the Company or any of its subsidiaries or affiliates on which you serve and any board, committees or other organizations on which you serve in a representative capacity of the Company or any of its subsidiaries or affiliates.

4. Taxes

All payments hereunder will be subject to required withholding for all applicable income, Social Security, Medicare and other payroll taxes.

5. Further Conditions

All payments hereunder are contingent upon your full compliance with all of the terms of this Letter Agreement including the following conditions:

(a) You acknowledge that during your employment with the Company or any successor to the Company, you have had access to, and possession of, non-public information belonging to the Company or any successor to the Company, as applicable, including, confidential and proprietary information, data, and documents. Unless authorized in writing, you agree not to use or to disclose any such information to any person or entity (except as may be required by law).

(b) From the date hereof through the one-year period commencing with any termination of your employment with the Company or any successor to the Company (the “Restriction Period”), you agree that you shall not, without the Company’s (or any successor’s) prior written consent, directly or indirectly (i) solicit or encourage to leave the employment or other service of the Company or any successor to the Company, or any affiliate, employee or independent contractor thereof or (ii) hire (on your behalf or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company, or any of its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company or any successor to the Company or their affiliates. During the Restriction Period, you agree that you will not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any successor to the Company, or any of their affiliates’ relationship with, or endeavor to entice away from the Company or any successor to the Company or any of their affiliates, any person who during your employment with the Company or any successor to the Company is or was a customer or client of the Company or any successor to the Company or any of their affiliates; provided, however, that this Paragraph 5 shall not limit your right to communicate for any purpose with any customer or client (of the Company or any successor to the Company or any of their affiliates) with which or with whom you had a significant business relationship prior to September 4, 2007.

(c) During the Restriction Period, the Company and you agree that neither of you will knowingly take any actions that are adverse to the interests of the other or any successor to the Company, or make any derogatory statement concerning the other or any successor to the Company or any of their affiliates or employees to any person, including the media, any financial consultant or analyst or any public group. This provision shall not in any way prevent you from making truthful statements that are required by law, or in connection with a legal or judicial proceeding or by governmental regulations, provided that, to the extent legally permissible, you provide the Company with timely, advance notice of any such proceeding or request for information with respect to the Manager, the Company or any successor to the Company.

(d) If all or any portion of the Severance Payment or other payments or benefits due under this Letter Agreement constitute “nonqualified deferred compensation” subject to Section 409A, then any such payments or benefits that are payable to you upon or with reference to the date of your termination of employment shall be payable only upon or with reference to the date of your “separation from service,” as such term is defined in Section 409A, from the Company (your “Separation from Service”). Further, if at the date of your Separation from Service you are a “specified employee” as defined in Section 409A, then, to the extent required by Section 409A, such Severance Payment (or portion thereof) and any other such payments or benefits that are payable upon your Separation from Service and constitute deferred compensation subject to Section 409A shall be paid to you no earlier than the first day of the seventh month following the month in which your Separation from Service occurs or, if earlier, the date of your death (the “6-Month Delay”). If the 6-Month Delay becomes applicable such that payments are delayed, any payments that are so delayed shall accrue interest, from the date such payments were otherwise due through the actual payment date, at the U.S. “prime rate” plus two percent (2%) as reported by a U.S. nationally-recognized source on the date of such separation.

(e) For the purposes of this Letter Agreement, notice and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to you, addressed to you at your respective address on file with the Company; if to the Company, addressed to Realty Finance Corporation, 185 Asylum Street, City Place I, 31st Floor, Hartford, CT 06880, and directed to the attention of its General Counsel; or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(f) This Letter Agreement, together with the Letter Agreement between you and CBRE Realty Finance, Inc., dated September 2, 2008 (the “September 2, 2008 Agreement”), and the Indemnification Agreement between you and CBRE Realty Finance, Inc., dated September 4, 2007 (the “Indemnification Agreement”) shall constitute the entire understanding between you and the Company regarding the subject matter of each. In the event that the provisions of this Letter Agreement and the September 2, 2008 Agreement conflict, the provisions of this Letter Agreement shall control. This Letter Agreement, and your rights and obligations hereunder, may not be assigned by you; any purported assignment by you in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Letter Agreement and its rights hereunder to the entity succeeding to the Company’s assets or business in connection with such transaction.

(g) This Letter Agreement and the September 2, 2008 Letter Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by you and the Company or, in the case of a waiver, by the party waiving compliance. No delay on the part of either you or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either you or the Company of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any such other right, power or privilege.

(h) This Letter Agreement shall not limit any right of yours under the Indemnification Agreement or to receive any payments or benefits under an agreement with or an employee benefit or compensation plan of the Company, initially adopted prior to, as of or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Strategic Transaction (including, but not limited to, the acceleration of any rights or benefits thereunder).

(i) The Company acknowledges and agrees that, pursuant to the September 2, 2008 Letter Agreement you will be paid the Special Bonus in the amount of $350,000 within 30 days of the earlier of the consummation of a Strategic Transaction (as defined below) or April 30, 2009, provided your employment has not earlier been terminated and you have not voluntarily resigned before the earlier of the consummation of a Strategic Transaction or April 30, 2009. The Company further agrees that, upon the consummation of a Strategic Transaction, the shares remaining unvested and the options remaining unexercisable of the 75,000 restricted shares of common stock and 24,000 options to purchase common stock of the Company, which were awarded to you pursuant to the offer letter agreement dated August 10, 2007 and signed by Bill R. Frazer, Senior Managing Director and signed and dated by you as of August 20, 2007 , shall immediately be vested or exercisable, as applicable.

(j) In the event of any dispute or claim between you and the Company (including all of its employees, agents, subsidiary and affiliated entities, benefit plans, benefit plans’ sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them), we jointly agree to submit all such disputes or claims to confidential binding arbitration and waive any right to a jury trial. The claims and disputes subject to arbitration include all claims arising from or related to your employment or the termination of your employment, including but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefits or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or governmental law, statute, regulation, or ordinance. The arbitration (i) shall be conducted pursuant to the arbitration rules of the state in which you were last employed by the Company or, in the absence of state law, the Federal Arbitration Act; and (ii) shall be heard before a retired State or Federal Judge in the county containing the Company’s office in which you were last employed. The Company shall pay for all fees and costs of the Arbitrator; however, each party shall pay for its own costs and attorneys’ fees, if any. Provided, however, that the Company may file a claim in a court of competent jurisdiction in order to seek relief, including damages and injunctive relief, for any alleged violation of the obligations set forth in this Letter Agreement, including, but not limited to, the obligations contained in this Paragraph 5.

(k) The use of captions in this Letter Agreement is for convenience. The captions are not intended to and do not provide substantive rights.

6. Governing Law

This Letter Agreement shall be governed by, and construed and interpreted in accordance with Connecticut law, without reference to principals of conflicts of law.

7. Definitions

For purposes of this Letter Agreement, the following terms shall have the meanings indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) after written notice and a period of at least thirty (30) days to cure (if curable), repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its subsidiaries or affiliates; (iii) the conviction of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its subsidiaries or affiliates; (iv) fraud, misappropriation or embezzlement; (v) after written notice and a period of at least thirty (30) days to cure (if curable), a material breach of this Letter Agreement; (vi) after written notice and a period of at least thirty (30) days to cure (if curable), acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to you; (vii) any illegal act materially detrimental to the Company, or its subsidiaries or affiliates; or (viii) after written notice and a period of at least thirty (30) days to cure, repeated failure to devote substantially all of your business time and efforts to the Company, or its subsidiaries or affiliates if required by your employment agreement.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Continuing Obligations” shall mean your obligations pursuant to Paragraph 5(a)-(c) of this Letter Agreement.

(e) “Disability” shall mean the definition set forth in the disability benefits plan in which you are enrolled at the time of the determination or if there is no such plan, if for a continuous period of three months, you are unable to perform your duties under this Agreement, with any accommodation required by law, due to mental or physical health reasons.

(f) “Good Reason” shall mean the occurrence or existence of any of the following: (i) a material diminution of your title, authority, duties or responsibilities, or the assignment to you of any duties substantially inconsistent with your position, authority, duties or responsibilities, each in relation to those in effect immediately prior to the reduction or assignment, including a requirement that you report to a corporate officer or employee instead of directly to the Board; (ii) a material diminution in your base salary in effect immediately prior to the reduction; (iii) the Company requiring you to be based at any office or location more than 20 miles from Hartford, Connecticut, except for reasonable travel required for the performance of your duties or responsibilities; or (iv) any other action or inaction that constitutes a material breach of the terms of this Letter Agreement;

provided, that the foregoing events will constitute Good Reason only if (x) you provide the Company with written objection to the event within 90 days following the occurrence thereof, (y) the Company fails to reverse or otherwise cure the event within 30 days of receiving that written objection, and (z) you resign your employment within one (1) year following the expiration of such cure period.

(g) “Strategic Transaction” shall mean the occurrence of any of the following events: (i) a sale of all or substantially all of the Company, or all or substantially all of the assets of the Company; (ii) a liquidation of the Company; (iii) the admission of a new external manager to the Company; (iv) the sale of 50% or more of the voting securities of the Company; or (v) the internalization of employees of CBRE Realty Finance Management, LLC into the Company.

REALTY FINANCE CORPORATION

By	/s/ Ray Wirta
Name: Ray Wirta
Title: Chairman

Date	December 16, 2008

ACKNOWLEDGED AND AGREED:

/s/ Kenneth J. Witkin
Kenneth J. Witkin

EXHIBIT A

RELEASE

THIS RELEASE is made as of the          day of                     ,                      by Kenneth J. Witkin(the “Employee”).

WHEREAS, the Employee is a party to a certain letter agreement with Realty Finance Corporation (the “Company”) dated December         , 2008 (the “Letter Agreement”) (unless the context requires otherwise, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Letter Agreement).

NOW, THEREFORE, with the intent to be legally bound and in consideration of the agreements herein contained, plus other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee agrees as follows:

1. The Employee, for himself and his spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges (i) the Company, formerly known as CBRE Realty Finance, Inc., its subsidiaries and other affiliated companies, and CBRE Realty Finance Management, LLC; (ii) each of their respective past and present officers, directors, members, agents, and employees; and (iii) all the employee benefit plans of the Company and of any of its affiliated companies, any trusts and other funding vehicles established in connection with any such plans, any members of committees established under the terms of any such plans, and any administrators or fiduciaries of any such plans, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which he or his spouse, heirs, executors, administrators, successors, and assigns ever had or may have at any time through the Effective Date (as defined below), other than for payments set forth under the Letter Agreement. The Employee acknowledges and agrees that this Release is intended to cover and does cover, but is not limited to, (i) any claim under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, or the Americans with Disabilities Act, each as amended; (ii) any claim of employment discrimination whether based on a federal, state, or local statute or court or administrative decision; (iii) any claim for wrongful or abusive discharge, breach of contract, invasion of privacy, intentional infliction of emotional distress, defamation, or other common law contract or tort claims including, but not limited to, such claims arising from any statements the Company is or heretofore has been required to make to or file with any regulatory agency with regard to the termination of the Employee’s employment; (iv) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company or the Employee’s separation from the Company (other than for payments set forth under the Letter Agreement); and (v) any claim for attorneys’ fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release the Employee is giving up all rights, claims, and causes of action accruing prior to the Effective Date, whether known or unknown or whether or not any damage or injury has yet occurred; provided, however, that this Release shall not release any claim the Employee may have to enforce the Letter Agreement or any benefit plan of the Company or any claim the Employee may have that by law cannot be released.

2. The Employee acknowledges that he was advised in writing to consult with legal counsel before signing this Release; that he has obtained such advice as he deems necessary with respect to this Release; that he has fully read and understood the terms of this Release; and that he is signing this

Release knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound. The Employee further acknowledges that he has been given at least 21 days to consider this Release and that he has elected to sign it on this date after having taken what he considers to be a sufficient period of time to consider his options. The parties agree that any changes made to this Release or the Letter Agreement after the initial delivery hereof will not restart the running of such 21-day period.

3. The Employee understands that he or she is entitled to revoke this Release within seven days following delivery and that the Release will not become effective until the seven-day period has expired (the last day thereof, the “Effective Date”); that revocation may be effected by giving written notice delivered to the General Counsel of the Company, within the seven-day period; and that in the event that the Employee timely exercises his right to revoke this Release, the Release will immediately become null and void and that pursuant to the Letter Agreement the Company may be entitled to a legal remedy against him.

[N.B: Additional provisions and information necessary to perfect release of ADEA claims in the event of a plan of terminations.]

IN WITNESS WHEREOF, the Employee has executed this Release as of the date and year first above written:

Kenneth J. Witkin

STATE OF [NEW YORK]	)
) ss:
COUNTY OF [NEW YORK]	)

On the          day of                  in the year                  before me, the undersigned, a Notary Public in and said State, personally appeared Kenneth J. Witkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public